Exhibit 99.1

FIREFLY NEUROSCIENCE, INC.

CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2023 AND 2022

FIREFLY NEUROSCIENCE, INC.

FIREFLY NEUROSCIENCE, INC.

CONSOLIDATED BALANCE SHEETS

AS OF DECEMBER 31, 2023 AND 2022

(IN THOUSANDS, EXCEPT SHARE DATA)

	December 31,
	2023	2022
ASSETS
Current assets
Cash	$2,143	$58
Other receivables	84	19
Prepaid expenses	28	6
Total current assets	2,255	83
Non current assets
Long term deposits	-	52
Intangible assets, net	386	-
Total non current assets	386	52
TOTAL ASSETS	$2,641	$135

LIABILITIES
Current liabilities
Trade payables	$455	$420
Related party payable	175	177
Accrued liabilities	1,902	855
Deferred revenue	-	909

Total current liabilities	2,532	2,361
TOTAL LIABILITIES	2,532	2,361

COMMITMENTS AND CONTINGENCIES (Note 10)

SHAREHOLDERS’ EQUITY (DEFICIT)
Preferred shares, $0.00001 par value: 30,000,000 shares authorized at December 31, 2023 and 2022; 16,116,957 and no shares issued and outstanding at December 31, 2023 and 2022, respectively	-	-
Common shares, $0.00001 par value: 2,470,000,000 shares authorized at December 31, 2023 and 2022; 35,369,877 and 2,552,744 issued and outstanding at December 31, 2023 and 2022, respectively	-	-
Additional paid-in capital	76,733	71,795
Accumulated deficit	(76,624)	(74,021)
TOTAL SHAREHOLDERS’ EQUITY (DEFICIT)	109	(2,226)
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$2,641	$135

The accompanying notes are an integral part of these consolidated financial statements.

FIREFLY NEUROSCIENCE, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

FOR THE YEARS ENDED DECEMBER 31, 2023 AND 2022

(IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

	Year ended
	December 31
	2023	2022

REVENUE	$498	$-

OPERATING EXPENSES:
Research and development expenses	741	1,299
Selling and marketing expenses	639	524
General and administration expenses	2,196	1,542
Impairment loss on equipment	-	79
TOTAL OPERATING EXPENSES	3,576	3,444

OPERATING LOSS	(3,078)	(3,444)

OTHER INCOME (EXPENSE)
Interest, bank fees and loan fees	(18)	(440)
Unrealized gain (loss) on foreign exchange	37	(134)
Loss on extinguishment of debt	-	(59)
Other income (expenses)	457	173
LOSS BEFORE INCOME TAX	(2,602)	(3,904)

Income tax provision	(1)	-

NET LOSS AND COMPREHENSIVE LOSS	$(2,603)	$(3,904)

BASIC AND DILUTED LOSS PER SHARE	$(0.08)	$(2.83)

WEIGHTED AVERAGE NUMBER OF SHARES OF COMMON STOCK OUTSTANDING, BASIC AND DILUTED	31,089,132	1,380,051

The accompanying notes are an integral part of these consolidated financial statements.

FIREFLY NEUROSCIENCE, INC.

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY (DEFICIT)

FOR THE YEARS ENDED DECEMBER 31, 2023 AND 2022

(IN THOUSANDS, EXCEPT SHARE DATA)

	Preferred stock			Common stock
	Number of Shares	Number of shares to be issued	Amount	Number of shares	Number of shares to be issued	Amount	Additional paid-in capital	Accumulated deficit	Total Shareholder’s equity (deficit)

BALANCE AT DECEMBER 31, 2021	816,229,456	-	$2,429	1,508	-	$-	$61,888	$(67,331)	$(3,014)
Series A Preferred Stock issued	10,000,000	-	3	-	-	-	37	-	40
Converted shares of common stock	(826,229,456)	-	(2,432)	1,101,764	-		2,432	-	-
Shares of common stock issued	-	-	-	51,282	-	-	250	-	250
Debt conversion	-	-	-	1,394,475	-	-	4,021	-	4,021
Warrants issued	-	-	-	-	-	-	321	-	321
Share-based compensation expense	-	-	-	-	-	-	60	-	60
Stock dividend paid	-	-	-	3,715	-	-	2,786	(2,786)	-
Net loss	-	-	-	-	-	-	-	(3,904)	(3,904)
BALANCE AT DECEMBER 31, 2022	-	-	$-	2,552,744	-	$-	$71,795	$(74,021)	$(2,226)
Common Stock Private Placement	-	-	-	32,536,386	-	-	133	-	133
Series B Preferred Stock offering	14,578,833	(14,578,833)	-	-	14,578,833	-	2,608	-	2,608
Series C Preferred Stock Units offering	1,538,134	-	-	-	-	-	1,902	-	1,902
Share-based expense	-	-	-	284,964	-	-	295	-	295
Share repurchase	-	-	-	(4,217)	-	-	-	-	-
Net loss	-	-	-	-	-	-	-	(2,603)	(2,603)
BALANCE AT DECEMBER 31, 2023	16,116,967	(14,578,833)	$-	35,369,877	14,578,833	$-	$76,733	$(76,624)	$109

The accompanying notes are an integral part of these consolidated financial statements.

FIREFLY NEUROSCIENCE, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2023 AND 2022

(IN THOUSANDS)

	Year Ended December 31,
	2023	2022
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(2,603)	$(3,904)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation and amortization	-	14
Net gain from sale of equipment	-	(87)
Share-based expense	295	60
Non-cash interest on convertible debt	-	460
Loss on extinguishment of debt	-	59
Changes in non-cash operating assets and liabilities:
Change in other receivables	(65)	27
Change in prepaid expenses	(22)	3
Change in long term deposits	52	9
Change in trade payables	35	(80)
Change in related party payable	(2)	-
Change in accrued liabilities	1,047	97
Change in deferred revenue	(909)	450
Net cash used in operating activities	(2,172)	(2,892)

CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from sale of equipment	-	262
Product enhancement – intangible assets	(386)	-
Net cash provided by (used in) investing activities	(386)	262

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from sale of convertible debt	-	1,745
Proceeds from sale of shares	4,643	290
Net cash provided by financing activities	4,643	2,035
INCREASE (DECREASE) IN CASH	2,085	(595)
BALANCE OF CASH AT THE BEGINNING OF YEAR	58	653
BALANCE OF CASH AT THE END OF YEAR	2,143	58

Supplemental cash flow information
Cash paid for interest	-	-
Cash paid for income taxes	-	-
Debt converted to equity	-	(4,021)

The accompanying notes are an integral part of these consolidated financial statements.

FIREFLY NEUROSCIENCE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2023 AND 2022

(IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

NOTE 1: BUSINESS DESCRIPTION

Nature of organization and business

Firefly Neuroscience, Inc. (the “Company”) and its wholly owned subsidiaries Firefly Neuroscience Ltd. (formerly known as Elminda Ltd.), Elminda 2022 Inc., a Delaware corporation (formerly known as Elminda Inc.). and Elminda Canada Inc., a Canadian corporation, are engaged in the development, marketing and distribution of medical devices and technology allowing high resolution visualization and evaluation of the complex neuro-physiological interconnections of the human brain.

Firefly Neuroscience Ltd. was initially incorporated and commenced its operations as a development company in 2006 under the laws of the State of Israel, and in May 2014, initiated its USA marketing and distribution activity through Elminda 2022 Inc.

In July 2014, the U.S. Food and Drug Administration (“FDA”) cleared Firefly Neuroscience Ltd. Brain Network Analytics’ (BNA™) product for marketing in the USA. On September 11, 2014, the Company received the Conformity European (“CE”) approval for BNA™ allowing use in Europe.

Reorganization

Name change and corporate restructure

Elminda Inc. was incorporated in the State of Delaware on April 21, 2022.

On July 5, 2022, Elminda Ltd. became a subsidiary of Elminda Inc. via a share exchange agreement wherein Elminda Inc. issued shares to shareholders of Elminda Ltd. against shares of Elminda Ltd. (the “Flip Transaction”).

On September 15, 2022 and October 24, 2022 management changed the name from Elminda Inc. and Elminda Ltd. to Firefly Neuroscience Inc. and Firefly Neuroscience Ltd., respectively.

Shareholder Restructuring

On January 27, 2022, holders of shares of outstanding Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, and Series E Preferred Stock of Firefly Neuroscience Ltd. voted to convert their shares of preferred stock into shares of common stock of Firefly Neuroscience Ltd. Upon completion of the transaction, Firefly Neuroscience Ltd. had 1,085,605 shares of common stock and 3,198,421 shares of Series A Preferred Stock outstanding.

On May 24, 2022, holders of the majority of shares of common stock of Firefly Neuroscience Ltd. voted to exchange their shares on a 1-1 basis for shares in the Company.

In connection with the Flip Transaction, on July 5, 2022, (a) Firefly Neuroscience, Inc. became an issuer of (i) 1,085,605 common shares, (ii) 3,198,421 Series A preferred shares and (c) 3,715 shares of common share dividends. The original shareholders of Firefly Neuroscience Ltd. remained in control of the new group and the Company.

On November 23, 2022, the Company completed a reverse share split on a ratio of 1:750. These consolidated financial statements and all financial notes referencing shares of common stock, stock dividends, stock options and their associated prices have been retroactively adjusted as to show the effect of the 1:750 reverse stock split.

Merger agreement

On November 16, 2023, WaveDancer, Inc. (“WaveDancer”) (NASDAQ: WAVD) announced that it has entered into a definitive merger agreement (the “Merger Agreement”) with the Company, to combine the companies in an all-stock transaction. The combined company will focus on continuing to develop and commercialize the Company’s Artificial Intelligence driven BNA™ platform, which was previously cleared by the FDA. Upon closing, the combined company is expected to operate under the name Firefly Neuroscience, Inc., and trade on the Nasdaq Capital Market.

Under the terms of the Merger Agreement, each share of the Company’s shares of common stock issued and outstanding will be converted into common shares of WaveDancer based on a fixed exchange ratio, with any resulting fractional shares to be rounded to the nearest whole share. At the effective time of the merger, securityholders of Firefly will own approximately 92% of the combined company and securityholders of WaveDancer will own approximately 8% of the combined company, on a fully diluted basis. WaveDancer’s ownership may increase if it raises capital in excess of the minimum detailed in the Merger Agreement. The closing of the transaction is subject to customary closing conditions, including the effectiveness of the registration statement on Form S-4 to be filed by WaveDancer, and the receipt of required shareholder approvals from the Company’s and WaveDancer shareholders. Following the merger, WaveDancer, Inc. will be renamed “Firefly Neuroscience, Inc.” and the corporate headquarters will be located in Toronto, Ontario. The transaction is expected to be completed in 2024.

Israeli/Palestinian conflict

On October 7, 2023, an armed Israeli/Palestinian conflict broke out. As the Israeli/Palestinian conflict in Gaza develops, it could have an adverse impact on regional and global markets. While our operations are not directly impacted by these events, the duration of hostilities, imposition of sanctions and related events (including cyberattacks), among others, cannot be predicted. As a result, those events present uncertainty and risk. To date, conflict in Gaza has not had a material impact on the Company’s business.

NOTE 2: GOING CONCERN

As of December 31, 2023, the Company had an accumulated deficit of $76,624 (December 31, 2022: $74,021) and negative cash flow from operating activities for the year ended December 31, 2023 of $2,172 (for the year ended December 31, 2022: $2,892). Further, the Company has recurring losses with minimal revenue from operations. While the Company is attempting to raise funds for commercialization, its monthly cash requirements during the year ended December 31, 2023 have been met through issuance of shares to new and existing shareholders. These conditions raise substantial doubt about the Company’s ability to continue as a going concern for a period of twelve months from the date these consolidated financial statements were issued. Therefore, the Company may be unable to realize its assets and discharge its liabilities in normal course of business. To strengthen the Company’s liquidity in the foreseeable future, the Company has taken the following measures:

(i)	Negotiating further funding with existing and new investors to raise additional capital;
(ii)	Taking various cost control measures to reduce the operational cash burn; and
(iii)	Commercializing product to generate recurring sales.

Management of the Company has a reasonable expectation that the Company can continue raising additional equity capital to continue in operational existence for the foreseeable future.

NOTE 3: BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying consolidated financial statements have been prepared in accordance with Generally Acceptance Accounting Principles in the United States of America (“U.S. GAAP”).

a.	Principles of consolidation

These consolidated financial statements include the financial information of the Company and its subsidiaries. The Company consolidates legal entities in which it holds a controlling financial interest. The Company has a two-tier consolidation model: one focused on voting rights (the voting interest model) and the second focused on a qualitative analysis of power over significant activities and exposure to potentially significant losses or benefits (the variable interest model). All entities are first evaluated to determine whether they are variable interest entities (“VIE”). If an entity is determined not to be a VIE, it is assessed on the basis of voting and other decision-making rights under the voting interest model. The accounts of the subsidiaries are prepared for the same reporting period using consistent accounting policies. All intercompany balances and transactions were eliminated on consolidation.

b.	Revision of Prior Period Financial Statements

In connection with the preparation of the consolidated financial statements for year ended December 31, 2023, we identified an immaterial error related to certain general and administration and research and development expenses in the consolidated financial statements for year ended December 31, 2022. In accordance with SAB No. 99, “Materiality,” and SAB No. 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements,” we evaluated the error and determined that the related impact was not material to our consolidated financial statements for any prior annual or interim period, but that correcting the cumulative impact of the error would be significant to our results of operations for the year ended December 31, 2023. Accordingly, we have revised previously reported financial information for such immaterial error. A summary of revisions to certain previously reported financial information presented herein for comparative purposes is included in Note 20.

c.	Use of estimates in the preparation of consolidated financial statements

The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and reported amounts of revenues and expenses during the reported periods. Actual results could differ from those estimates.

i) Share based payments

In calculating share-based compensation expense, key estimates are used such as, the stock price of the Company, the rate of forfeiture of options granted, the expected life of the option, the volatility of the Company’s stock price, and the risk-free interest rate.

ii) Warrants

In calculating the fair value of warrants issued, the Company includes key estimates such as the stock price of the Company, the expected life of the warrant, the volatility of the Company’s stock price, and the risk-free interest rate.

d.	Functional currency and foreign currency translations

The currency of the primary economic environment in which the operations of the Company is conducted is the U.S. dollar ("$" or "Dollar"). All of the Company's revenues and finance are denominated in U.S dollars. The reporting and the functional currency of the Company is the U.S Dollar.

The dollar figures are determined as follows: transactions and balances originally denominated in dollars are presented at their original amounts. Balances in non-dollar currencies are translated into dollars using historical and current exchange rates for non-monetary and monetary balances, respectively.

e.	Fair value measurement

The Company uses a three-tier fair value hierarchy to classify and disclose all assets and liabilities measured at fair value on a recurring basis, as well as assets and liabilities measured at fair value on a non-recurring basis, in periods subsequent to their initial measurement. The hierarchy requires the Company to use observable inputs when available, and to minimize the use of unobservable inputs, when determining fair value. The three tiers are defined as follows:

•	Level 1—Observable inputs that reflect quoted market prices (unadjusted) for identical assets or liabilities in active markets;
•	Level 2—Observable inputs other than quoted prices in active markets that are observable either directly or indirectly in the marketplace for identical or similar assets and liabilities; and
•	Level 3—Unobservable inputs that are supported by little or no market data, which require the Company to develop its own assumptions.

Fair value is an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. As such, fair value is a market-based measurement that should be determined based on assumptions that market participants would use in pricing an asset or a liability. The carrying amounts of cash and equivalents, accounts receivable, other receivables, long-term deposits, trade payables, balances to and from related party and convertible notes approximate their fair value due to the short-term maturity of such instruments. It is management’s opinion that the Company is not exposed to any significant market or credit risks arising from these financial instruments.

f.	Fair value of financial instruments

Cash, other receivables, trade payables, related party payable and accrued liabilities are carried at amortized cost, which management believes approximates their respective fair value due to the short-term nature of these instruments.

g.	Related party

Parties are related if one party has the ability, directly or indirectly, to control the other party or exercise significant influence over the other party in making financial and operating decisions. Parties are also considered to be related if they are subject to common control or common significant influence, and related parties may be individuals or corporate entities. A transaction is a related party transaction when there is a transfer of resources or obligations between related parties. The Company has disclosed its transactions with related parties.

h.	Cash

The Company considers all highly liquid investments, which include short-term bank deposits that are not restricted as to withdrawal or use and the period to maturity of which did not exceed three months at time of investment, to be cash.

i.	Other receivables

Other receivables are recorded at net realizable value, which includes an allowance for expected credit losses. The allowance for expected credit losses (“allowance for doubtful receivables”) is based on the Company’s assessment of collectability of customer accounts. The Company regularly reviews the allowance by considering factors such as historical experience, credit quality, the age of the accounts receivable balances, and current economic conditions that may affect a customer’s ability to pay.

j.	Contingent liabilities

Certain conditions may exist as of the date the consolidated financial statements are issued, that may result in a loss to the Company but that will only be resolved when one or more future events occur or fail to occur. Such losses are disclosed as contingent liabilities if it is not both probable and reasonably estimable. The Company's management assesses such contingent liabilities and estimated legal fees, if any. Such assessment inherently involves an exercise of judgment. In assessing loss contingencies related to legal proceedings that are pending against the Company or unasserted claims that may result in such proceedings, the Company's management evaluates the perceived merits of any legal proceedings or unasserted claims as well as the perceived merits of the amount of relief sought or expected to be sought.

k.	Warrants

The Company accounts for the warrants as either equity-classified or liability-classified instruments based on an assessment of the specific terms of the warrants and the applicable authoritative guidance in Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 480, “Distinguishing Liabilities from Equity” (“ASC 480”) ASC 815, “Derivatives and Hedging” (“ASC 815”), and ASC 718, “Compensation—Stock Compensation” (“ASC 718”). The assessment considers whether they are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480 or meet all of the requirements for equity classification under ASC 815, including whether the warrants are indexed to the Company’s own shares of common stock and whether the holders of the warrants could potentially require “net cash settlement” in a circumstance outside of the Company’s control, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of issuance of the warrants and as of each subsequent reporting date while the warrants are outstanding. For issued or modified warrants and that meet all of the criteria for equity classification, such warrants are required to be recorded as a component of additional paid-in capital at the time of issuance. For issued or modified warrants that do not meet all the criteria for equity classification, such warrants are required to be recorded at their initial fair value on the date of issuance, and each balance sheet date thereafter. Changes in the estimated fair value of liability-classified warrants are recognized as a non-cash gain or loss on the statements of operations.

l.	Stock options

The Company grants stock options to certain employees and directors through an established stock option plan. All stock option grants or changes to existing grants, are subject to board of directors’ approval. For employees and directors, the fair value of the award is measured on the grant date. For non-employees, as per ASC 718, remeasurement is not required. The fair value amount is then recognized over the period during which services are required to be provided in exchange for the award, usually the vesting period. Determining the appropriate fair value model and the related assumptions requires judgment. During the year ended December 31, 2023 and 2022, the fair value of each option grant was estimated using a Black-Scholes option-pricing model.

m.	Revenue recognition

Revenue is recognized in accordance with ASC 606, “Revenue from Contracts with Customers” (“ASC 606”). The Company performs the following five steps:

(i)	identify the contract(s) with a customer,
(ii)	identify the performance obligations in the contract,
(iii)	determine the transaction price,
(iv)	allocate the transaction price to the performance obligations in the contract, and
(v)	recognize revenue when (or as) the entity satisfies a performance obligation.

The Company applies this five-step model to arrangements that meet the definition of a contract under ASC 606, including when it is probable that the entity will collect the consideration it is entitled to in exchange for the goods or services it transfers to the customer. At contract inception, once the contract is determined to be within the scope of ASC 606, the Company evaluates the goods or services promised within each contract, related performance obligation and assesses whether each promised good or service is distinct. The Company recognizes as revenue, the amount of the transaction price that is allocated to the respective performance obligation when (or as) the performance obligation is satisfied at a point in time.

The Company’s revenues are measured based on the consideration specified in the contract with each customer, net of any sales incentives and taxes collected from customers that are remitted to government authorities. For multiple-element arrangements, revenue is allocated to each performance obligation based on its relative standalone selling price. Standalone selling prices are based on observable prices at which the Company separately sells the products or services. The Company regularly reviews standalone selling prices and updates these estimates, as necessary.

n.	Deferred revenue

Deferred revenue consists of payments received from customers in advance of satisfying a performance obligation identified in accordance with ASC 606. The change in the deferred revenue balance for the years ended December 31, 2023, and 2022 was driven by payments from customers in advance of satisfying the performance obligations, offset by revenue recognized as performance obligations were completed.

o.	Research and development expenses

Research and development expenses are expensed as incurred and consist primarily of personnel, facilities, equipment and supplies related to the Company’s research and development activities.

p.	Software development costs

The Company capitalizes the cost of developing internal-use software, consisting primarily of personnel, facilities, equipment and supplies and third parties who devote time to their respective projects. Internal-use software costs are capitalized during the application development stage – when the research stage is complete, and management has committed to a project to develop software that will be used for its intended purpose. Any costs incurred during subsequent efforts to significantly upgrade and enhance the functionality of the software are also capitalized. Capitalized software costs are included in intangible assets, net on the consolidated balance sheets. Amortization of internal-use software costs are recorded on a straight-line basis over their estimated useful life and begin once the project is substantially complete and the software is ready for its intended purpose.

q.	Income taxes

Income taxes are accounted for using the asset/liability method. Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that are expected to be in effect when the differences are expected to reverse. In estimating future tax consequences, all expected future events are considered other than enactment of changes in the tax law or rates.

The Company adopted ASC 740 “Income Taxes” (“ASC 740”), which addresses the determination of whether tax benefits claimed or expected to be claimed on a tax return should be recorded in the consolidated financial statements. Under ASC 740, the Company may recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position.

r.	Leases

At the inception of the contract, the Company assesses whether the contract contains a lease in accordance with ASU 2016-02, “Leases” (“ASC 842”). The Company determines whether an arrangement is a lease by establishing if the contract conveys the right to control the use of an identified asset, for a period of time in exchange for consideration. Leases are classified either as operating lease or finance lease. The Company elects not to apply the recognition requirements of ASC 842 to short-term leases. Short term leases are contracts that have a lease term of 12 months or less and does not include an option to purchase the underlying asset that the lessee is reasonably certain to exercise. The Company does not have any lease with a lease term longer than 12 months.

s.	Employee benefits

Short-term employee benefits are benefits for which full settlement is expected within twelve months of the end of the financial year in which the members of staff rendered the corresponding services. These benefits include, paid annual leave, paid sick leave, health and governmental social security contributions which are expensed as the services are rendered. A liability for a cash bonus or plan profit-sharing is recognized when the Company has a legal or implied obligation to make such payments because of past services rendered by a member of staff, and it is possible to make a reasonable estimate of the amount.

For post-employment the Company has a defined contribution plan pursuant to section 14 to the Israeli Severance Compensation Act, 1963 under which the Company pays fixed contributions and will have no legal or constructive obligation to pay further contributions if the fund does not hold enough to pay all employee benefits relating to employee service in the current and prior periods. Contributions to the defined contribution plan in respect of severance or retirement pay are recognized as an expense when contributed monthly, concurrently with performance of the employee’s services.

t.	Segment reporting

Operating segments are defined as components of an enterprise engaging in business activities for which discrete financial information is available and regularly reviewed by the chief operating decision maker in deciding how to allocate resources and in assessing performance. The Company operates and manages its business as one operating segment.

u.	Geographic areas

The Company has operations in Canada, the United States of America and Israel. The revenues and non-current assets of the Company are generated and located in the following locations:

Geographic areas	Revenue 2023	Revenue 2022	Non- current assets 2023	Non- current assets 2022
Canada	-	-	-	-
United States of America	478	-	-	-
Israel	20	-	386	52

v.	Recent accounting pronouncements

In December 2023, the FASB issued Accounting Standards Update (“ASU”) 2023-09 “Income Taxes (Topics 740): Improvements to Income Tax Disclosures” to expand the disclosure requirements for income taxes, specifically related to the rate reconciliation and income taxes paid. ASU 2023-09 is effective for annual periods beginning January 1, 2025, with early adoption permitted. The Company has not adopted this standard early and is currently evaluating the potential effect that the updated standard will have on its consolidated financial statements disclosures.

In November 2023, the FASB issued ASU 2023-07, “Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures” which expands annual and interim disclosure requirements for reportable segments, primarily through enhanced disclosures about significant segment expenses.

The expanded annual disclosures are effective for the Company's year ending December 31, 2024, and the expanded interim disclosures are effective in 2025 and will be applied retrospectively to all prior periods presented.

The Company is currently evaluating the impact that ASU 2023-07 will have on its consolidated financial statements.

NOTE 4: OTHER RECEIVABLES

Detail of other receivables balance is as follows:

	December 31
	2023	2022
Other receivables	$196	$131
Allowance for doubtful receivables	(112)	(112)
Total	$84	$19

NOTE 5: LONG TERM DEPOSITS

Long term deposits consisted of rental deposits for month-to-month shared office lease. The balances as of December 31, 2023 and 2022 were $nil and $52, respectively.

NOTE 6: INTANGIBLE ASSETS

The following tables summarize the composition of intangible assets as of December 31, 2023:

	December 31, 2023
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Weighted Average Life
Unamortized intangible assets
BNA software	$386	$-	$386	n/a
Total intangible assets	$386	$-	$386

The BNA software enhancement project is in progress and amortization will begin once the project is substantially complete and the software is ready for its intended purpose. The software is expected to be completed by Q3 2024 and have a useful life of five years.

There were no intangible assets as of December 31, 2022.

NOTE 7: CONVERTIBLE NOTES

Windsor Private Capital Ltd. Partnership (“WPC”) and Origa Two Holdings Inc (“Origa")

On February 2, 2022, Origa and the Company signed a Side Letter in order to raise additional funds of $1,000 which were to be provided to the Company, as part of the original debt that was issued in 2021. The maturity date of the debentures was also extended to December 31, 2022. Two tranches of warrants (Tranche A and B) were also issued (Note 11.d). This amendment and issuance of warrants resulted in the extinguishment of the original debt, and recognition of the amended debt and warrants at their fair value of $1,886 and $478, respectively. The Company recorded a loss on extinguishment of $576 within other income (expense) in the accompanying consolidated statement of operations and comprehensive loss for the year ended December 31, 2022.

On July 4, 2022, the board of directors of the Company agreed to amend the conversion price on the convertible debt from a price of $7.5 to $3 per share. Additionally, Tranche A warrants’ exercise price was amended, the Tranche B warrants were cancelled (Note 11.d) and the expiration date of all remaining warrants were amended to 3 years from the date of amendment. This resulted in the debt being extinguished, and recognition of the amended convertible debt and Tranche A warrants at $2,936 and $551 respectively. The Company recognized a gain on extinguishment of $509 within other income (expense) in the accompanying consolidated statement of operations and comprehensive loss for the year ended December 31, 2022.

Phyto IV Convertible debt issuance

On May 4, 2022, the Company issued a convertible debenture to Phyto IV LP. The principal amount of the note was $150 and the interest on the note accrued at a fixed rate 10% per annum. The interest on the note is accrued semi-annually and shall be payable on the maturity date, calculated on the basis of actual days elapsed. The interest is not payable in cash but added to the principal amount semi-annually on June 30 and December 31 of each year. The loan had a maturity date of one year from issuance with an option to extend maturity by one more year for a 1.5% fee of the then outstanding principal. The notes were convertible at a price of $7.5 per share. The conversion price for the convertible debt was also subject to adjustments resulting from subdivision, consolidation or any stock securities issuance by the way of stock dividend or other distribution. These adjustments were standard anti-dilution adjustments to compensate the warrant holders for any such event such that their rights were on par with other shareholders.

On July 4, 2022, the board of directors agreed to amend the conversion price on the convertible debt and reduce it from a price of $7.5 to $3. This resulted in a fair value change of the conversion option, which resulted in the debt being extinguished resulting in a gain on modification of $8.

On September 30, 2022, the convertible debt including accrued interest was converted to 51,792 reverse stock split adjusted shares of common stock of the Company.

Convertible debt issued to various investors

On July 4, 2022, the Company signed a memorandum of understanding with Origa and WPC to raise funds. As part of the memorandum of understanding, between July 4, 2022, and August 16, 2022, the Company issued convertible debt along with warrants to 13 individual investors on identical terms. The raise resulted in a total issuance of $555. Interest is accrued at a fixed rate of 10% per annum. The interest on the note is accrued semi-annually and shall be payable on the maturity date, calculated based on actual days elapsed. The interest is not payable in cash but added to the principal amount semi-annually on June 30 and December 31 of each year.

Each loan matures after two calendar years from the date of issue and had an option to extend the maturity date by one year at a fee of 1.5% of the then outstanding principal. The notes are also convertible into the common stock of the Company at any time at the option of the holder at a price of $3 per share. The conversion price for the convertible debt was subject to adjustments resulting from subdivision, consolidation or any stock securities issuance by the way of stock dividend or other distribution. These adjustments were standard anti-dilution adjustments to compensate the warrant holders for any such event such that their rights were on par with other shareholders.

On September 30, 2022, the convertible debt including accrued interest was converted to 188,734 shares of common stock of the Company. The share number has been adjusted to reflect the reverse stock split number of shares, which occurred on November 23, 2022.

Conversion option added to director loans

On July 4, 2022, the board of directors added a conversion option to certain directors' loan which were interest-free and payable upon demand. During 2022, the loans were converted to 106,612 shares of common stock.

No convertible debt remained outstanding as of December 31, 2023 and 2022, except for the non-interest bearing director’s loan payable on demand (Refer to Note 13).

NOTE 8: DEFERRED REVENUE

In February 2019, the Company executed a $2,500 development and consulting agreement with R.I. Mind Group Ltd. The Company’s scope involved creating and developing BNA™ Biomarkers, the Database Infrastructure and the Delivery System (collectively, the “Work Products”), as well as consulting and advising on the development of Work Products or on the proper use of the Work Products. In accordance with the agreement, the Company received an advance of $500 against which the parties agreed to offset invoices amounting to $41.

In August 2022, the Company executed a Memorandum of Understanding (“MoU”) with Pasithea Clinics Inc. to enter into an agreement with respect to the marketing and commercialization of the BNA™ System. The Company received an advance of $300. The advance was recognized as deferred revenue in 2022.

In November 2022, the Company executed an additional MoU with Pasithea Clinics Inc. to enter into an agreement with respect to the marketing and commercialization of BNA™ System. The Company received an advance of $150 to offset certain subsequent invoices. The advance was recognized as deferred revenue in 2022.

During the year ended December 31, 2023, the Company determined that it satisfied its performance obligation under both MoUs with Pasithea and recognized $450 of revenue.

Additionally, on February 24, 2023, the agreement with R.I. Mind Group Ltd. expired in accordance with its terms, and, as of December 31, 2023, there are no amounts owed by the Company to R.I. Mind Group Ltd. As the Company did not carry any activity for the purposes of the agreement, the Company recognized $459 of other income.

	December 31
	2023	2022
Pasithea Clinics Inc.	$-	$450
R.I. Mind Group Ltd	$-	$459
	$-	$909

NOTE 9: LIABILITY FOR EMPLOYEE RIGHTS UPON RETIREMENT

Israeli labor law requires payment of severance pay upon dismissal of an employee or upon termination of employment in certain circumstances. Pursuant to Section 14 of the Israeli Severance Compensation Act, 1963, all the Company’s employees are entitled to monthly deposits, at a rate of 8.33% of their monthly salary, made in their name with insurance companies. Payments made in accordance with Section 14 relieve the Company from any future severance payments in respect of those employees. In accordance with the Israeli Severance Compensation Act, payments for 2023 and 2022 were $33 and $51, respectively, which are included in salary and employee benefits within research and development expenses (Note 15).

NOTE 10: COMMITMENTS AND CONTINGENCIES

a.	Royalty Commitment - Israeli Innovation Authority (“IIA”)

The Company is committed to pay royalties to the State of Israel, through the IIA, on proceeds from sales of products which the IIA participated by way of grants for research and development. No grants were received in 2023 or 2022. Under the terms of the prior IIA grant agreements, the principal value of financial assistance received along with annual interest based on London Inter-Bank Offered Rate (“LIBOR”) is repayable in form of royalties based on 3.0% of BNA™ sales. Since the elimination of LIBOR, the Secured Overnight Financing Rate (“SOFR”) subsequently replaced LIBOR as a reference rate of interest for IIA grant agreements. In the case of lack of commercial feasibility of the project that was financed using the grant, the Company is not obligated to pay any royalty. The Company cannot reasonably determine the outcome of the commercialization of the technology and considers the liability to be contingent upon generation of sales, hence no liability has been recognized as of December 31, 2023 and 2022. The contingent liability amounts to $5,625 and $5,576 for 2023 and 2022 respectively.

Sale of the technology developed utilizing the grants from IIA is restricted and is subject to IIA’s approval.

NOTE 11: EQUITY

a.	Shares

On August 17, 2022, the Company closed a securities purchase agreement for the sale of 10 million Series A Preferred Stock for gross proceeds of $40. This agreement also entitled the subscriber to 13,333 warrants to purchase shares of common stock of the Company.

On September 15, 2022, the Company closed a securities purchase agreement for the sale of 51,282 consolidation adjusted shares of common stock at a consolidation adjusted price of $4.87 per share for aggregate gross proceeds of $250.

On February 16, 2023, the Company sold 32,536,386 shares of common stock at a price per share of $0.0041. The Company received aggregate gross proceeds from the offering of $133.

On February 23, 2023, the Company offered up to 10,799,136 shares of Series B Preferred Stock at $0.1852 per share. On March 15, 2023, the Company increased the offering to up to 14,578,833 shares of Series B Preferred Stock, with the increase being subsequently approved by the board of directors on November 15, 2023. As of December 31, 2023, the Company received aggregate gross proceeds from the offering of $2,700. The Company incurred $92 of costs associated with the issuance. Series B Preferred Stock issued are equity classified instruments and are recorded as equity. As of December 31, 2023, 14,578,833 Series B Preferred Stock were subscribed and issued.

On May 1, 2023, the Company granted 284,964 shares of common stock to a related party as a payment for consulting services provided. The shares awarded are under the scope of ASC 718 and were accounted for as equity-classified awards. The shares were measured at fair value on the grant date at $0.0041 per share.

On August 29, 2023, the Company offered up to 7,812,500 units, each unit consisting of one share of Series C Preferred Stock and warrant to purchase one share of common stock, at a combined purchase price of $1.28 per unit. As of December 31, 2023, the Company issued 1,538,134 units and received aggregate gross proceeds of $1,969. The Company incurred $67 of costs associated with the issuance. Series C Preferred Stock issued are equity classified instruments and are recorded as equity. Each warrant entitles the purchasers to acquire one share of common stock at a price of $2.56 per share for a period of three years from the date of issue.

On October 16, 2023, 4,217 shares of common stock were repurchased for a nominal amount and cancelled by the Company.

As of December 31, 2023, mandatory conversion feature of Series B Preferred Stock was triggered, as the proceeds from Series C Preferred Stock Units offering exceeded $1,000. As per the terms of Series B Preferred Stock, all preferred shares were supposed to be automatically converted into one share of common stock. As of December 31, 2023, the 14,578,833 shares of common stock were not issued from an administrative perspective but were considered substantially issued from an accounting perspective.

As of December 31, 2023 and 2022, the Company had the following number of authorized and issued shares:

	December 31
	2023	2022	2023	2022
	Number of authorized shares	Number of authorized shares	Number of issued shares	Number of issued shares
Shares of common stock	2,470,000,000	2,470,000,000	35,369,877	2,552,744
Series A Preferred Stock			-	-
Series B Preferred Stock	30,000,000	30,000,000	14,578,833	-
Series C Preferred Stock			1,538,134	-

As of December 31, 2023 and 2022, the total number of shares of all classes the Company is authorized to issue is 2,500,000,000 shares, consisting of 2,470,000,000 shares of common stock and 30,000,000 preferred shared of all classes.

b.	Rights attached to shares

The shares of common stock confer upon their holders’ voting rights and the right to participate in shareholders’ meetings, the right to share, on a per share pro rata basis, in Bonus Shares or Distributions (as defined in the Company’s Certificate of Incorporation) as may be declared by the board of directors and approved by the shareholders, if required (out of funds legally available therefore), and the right to a share in excess assets upon liquidation of the Company – all as set forth in the Company’s Certificate of Incorporation and in the Company’s Shareholders’ Agreement.

The preferred shares confer upon their holders voting rights and the right to participate in shareholders’ meetings, the right to share, on a per share pro rata basis, in Bonus Shares or Distributions (as defined in the Company’s Certificate of Incorporation) as may be declared by the board of directors and approved by the shareholders, if required (out of funds legally available therefore), on an “as converted” basis, and the right to a share in excess assets upon liquidation of the Company in preference to the shares of common stock. The shares have discretionary dividends and do not have a redemption date.

The Series C Preferred Stock rank, as to the payment of dividends and the distribution of assets upon liquidation, dissolution or winding up of the Company: (a) senior to the shares of common stock, (b) junior to the Series B Preferred Stock, which Series B Preferred Stock include mandatory conversion provisions in the event the Company issues and sells equity securities to investors in an equity financing with total gross proceeds of not less than $1,000 with at least a pre-money valuation of the Company of $18,000, and (c) on parity with all other classes and series of the Company’s preferred shares.

Series B Preferred Stock

Optional Conversion

Each share of Series B Preferred Stock is convertible, at the option of the holder thereof, at any time after the date of issuance of such shares into such number of fully paid and nonassessable shares of common stock as is determined by dividing the original issue price of such shares by the conversion price (subject to any adjustments as set forth in the Certificate of Designations of Series B Preferred Stock “Series B Certificate of Designations”), which conversion price shall initially be equal to the original issue price.

Mandatory Conversion

Upon (a) the closing of the sale of shares of common stock to the public in a public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended (the “Securities Act”) (or a qualified offering statement under Regulation A under the Securities Act; (b) the date that the Company or a successor to the Company (including, without limitation by way of acquisition of all or substantially all of the Company’s assets) becomes an issuer with a class of securities registered under Section 12 or subject to Section 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and is subject to the periodic and current reporting requirements of Section 13 or 15(d) of the Exchange Act or is required to file reports under Regulation A of the Securities Act; (c) the issuance and sale by the Company of its equity securities to investors in an equity financing with total gross proceeds to the Company of not less than $1,000 with at least a minimum pre-money valuation of the Company of $18,000, or (d) the date and time, or the occurrence of an event, by vote or written consent of the holders of at least a majority of the outstanding shares of Series B Preferred Stock, voting as a single class on an as-converted basis, all outstanding shares of Series B Preferred Stock shall automatically be converted into shares of common stock at the applicable ratio set forth in the Series B Certificate of Designations.

Series C Preferred Stock

Optional Conversion

Each share of Series C Preferred Stock is convertible, at the option of the holder thereof, at any time after the date of issuance of such shares into such number of fully paid and nonassessable shares of common stock as is determined by dividing the original issue price of such shares by the conversion price (subject to any adjustments as set forth in the Certificate of Designations of Series C Preferred Stock, the “Series C Certificate of Designations”), which conversion price shall initially be equal to the original issue price.

Mandatory Conversion

Upon (a) the closing of the sale of shares of common stock to the public in a public offering pursuant to an effective registration statement under the Securities Act or a qualified offering statement under Regulation A of the Securities Act, as amended); (b) the date that the Company or a successor to the Corporation (including, without limitation, by way of acquisition of all or substantially all of the Corporation’s assets, merger, or any other business combination) becomes an issuer with a class of securities registered under Section 12 or subject to Section 15(d) of the Exchange Act and is subject to the periodic and current reporting requirements of the Exchange Act or is required to file reports under Regulation A of the Securities Act; (c) the issuance and sale by the Company of its equity securities to investors in an equity financing with total gross proceeds to the Company of not less than $2,000 with at least a minimum pre-money valuation of the Company of $65,000, or (d) the date and time, or the occurrence of an event, specified by vote or written consent of at least a majority of the outstanding shares of Series C Preferred Stock at the time of such vote or consent, voting as a single class on an as-converted basis, all outstanding shares of Series C Preferred Stock shall automatically be converted into shares of common stock at the applicable ratio described in Series C Certificate of Designations.

d.	Warrants

During 2022, part of the modification of the WPC convertible (Note 7), the Company issued 526,749 stock split adjusted Tranche A and 262,051 stock split adjusted Tranche B warrants. The features of the warrants were as below:

Tranche A:

●

Exercise price: (1) $0.75 – If funds of a minimum of $15,000 are raised, (2) $0.75 – If the sale of a company, IPO or RTO is completed or the (3) purchase price per share resulting from dividing $50,000 by the total number of valid issued ordinary shares outstanding.

●	Maturity/Expiration date: (a) if no IPO – one year after the delivery date of the 2021 audited financial statements (b) if IPO – then one year after the date of such IPO.

Tranche B:

●	Purchase price per share resulting from dividing $150,000 by the total number of valid issued ordinary shares outstanding.
●	Maturity/Expiration date: (a) if no IPO – one year after the delivery date of the 2021 audited financial statements (b) if IPO – then five years after the date of such IPO.

On July 4, 2022, as part of the Senior Lender’s Memo, the conversion price of the Tranche A warrant was amended to: (1) $0.75 – If after July 5, 2022 funds of a minimum of $5,000 are raised 18 months and $10,000 in total in the three years thereafter, (2) $0.75 – after the recapitalization date, if the sale of a company, IPO or RTO is completed or (3) the purchase price per share resulting from dividing $20,000 by the total number of valid issued ordinary shares outstanding. The Tranche B warrants were cancelled.

As part of the convertible debt issuance to various investors between July 4, 2022, and August 16, 2022, the Company issued 198,482 consolidation adjusted warrants concurrent with the convertible debt and preferred shares. The warrants were exercisable into one share of common stock of the Company per warrant at a price of $3. The warrants had a maturity date of three years.

On February 17, 2023, warrants to purchase up to 123,333 shares of common stock, issued to WPC in 2021, were modified pursuant to antidilution provision in the warrant agreement, triggered by common stock private placement on February 16, 2023. As a result of the modification, exercise price of the warrants was reduced to $0.00473 per share and the expiry date was extended to be three years from the modification date. The warrants were determined to be a freestanding equity instrument. Under ASC 815, the effect of a modification was nominal and was recorded as an equity issuance costs.

On August 29, 2023, the Company offered up to 7,812,500 units, comprised of Series C Preferred Stock and warrants to purchase up to 7,812,500 shares of common stock, which were sold at a combined purchase price of $1.28 per unit. Each warrant entitles the holder to acquire one share of common stock at a price of $2.56 per share for a period of three years from the date of issue. The warrants were determined to be a freestanding equity instrument. As of December 31, 2023, 759,863 warrants were issued. Additionally, as of December 31, 2023, 781,250 warrants were not issued from an administrative perspective, but were considered substantially issued from an accounting perspective.

	Number of Warrants	Weighted Average Exercise Price	Weighted Average Remaining Life
Outstanding warrants, January 1, 2022	123,333	$7.50	0.85
Warrants issued pursuant to issue of convertible debt and preferred shares to individual investors	198,482	3.00
Warrants issued pursuant to modification of convertible debt	526,749	0.75
Outstanding warrants, December 31, 2022	848,564	$2.26	2.50
Warrants issued pursuant to units offering	1,538,113	2.56
Outstanding warrants, December 31, 2023	2,386,677	$2.07	2.46

The warrants and prices have been changed to reflect the reverse stock split of 1:750, which occurred on November 23, 2022.

e.	Series A warrants

On June 15, 2023, the Company granted Series A warrants to purchase up to an aggregate 6,048,456 shares of common stock to certain investors at an exercise price of $0.01 Canadian dollars per share for a period of five years from the issuance date. The exercisability of the warrants is contingent upon meeting market capitalization goals and the occurrence of a liquidity event. Since warrants are contingent on the occurrence of a liquidity event which is not probable for the purposes of ASC 718, no compensation cost would be recognized related to warrants until the occurrence of a liquidity event.

f.	Employees stock option plan

In 2010, the Company’s board of directors approved an employee and service provider’s stock option plan. On July 8, 2023, the board of directors approved new equity incentive plan (the “Plan”). The Plan permits the grant of options, share appreciation rights (“SARs”), restricted share units (“RSUs”), deferred share units (“DSUs”) and performance share units (“PSUs”). In respect of options, the aggregate number of shares of common stock issuable under the Plan shall not exceed twelve percent of the issued and outstanding shares of common stock at any point in time. In respect of SARs, RSUs, DSUs and PSUs: (i) the maximum aggregate number of shares of common stock issuable under this Plan in respect of SARs, RSUs, DSUs and PSUs shall not exceed ten percent of the issued and outstanding shares of common stock as of July 8, 2023; (ii) the total number of SARs, RSUs, DSUs and PSUs issuable to any participant under this Plan shall not exceed one percent of the issued and outstanding shares of common stock at the time of the award.

The fair value of each option award is estimated on the date of grant using a Black Scholes option valuation model that uses the assumptions noted in the following table.

	2023	2022
Risk free rate	4.35%	4.5%
Dividend yield	0%	0%
Expected volatility	86%	86%
Expected term (in years)	3	3
Expected life (in years)	5	5

A summary of option activity under the Plan as of December 31, 2023, and changes during the year then ended is presented below.

	Number of Stock Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value
Outstanding Options, December 31, 2022	495,746	$4.70	6.90	$-
Options granted	795,916	0.58
Outstanding Options, December 31, 2023	1,291,662	$2.16	6.18	$-

The share-based compensation expense related to options for December 31, 2023 was $295 (2022: $60). The fair value of options granted for the year ended December 31, 2023 was nominal (2022: $692). The intrinsic value of the options outstanding is $nil (2022: $nil).

A summary of the Company’s non-vested options as of December 31, 2023, and changes during the year ended December 31, 2023, is presented below.

	Number of Stock Options	Weighted Average Grant- Date Fair Value
Non-Vested Options, December 31, 2022	325,853	$2.20
Options granted	795,916	0.00
Options vested	(246,883)	1.15
Non-Vested Options, December 31, 2023	874,886	$0.50

As of December 31, 2023, there was $434 of total unrecognized compensation cost related to nonvested options granted under the Plan.

The options and exercise prices have been changed to reflect the reverse stock split of 1:750, which occurred on November 23, 2022.

g.	Management options

On July 8, 2023, the Company granted stock options to its employees, officers, directors and consultants to purchase an aggregate of 3,148,288 shares of common stock at an exercise price with a term of five years, where the exercise price is equal to a 25% discount to the issue price of the Company’s equity securities in an initial public offering (an “IPO Transaction”), that results in the Company’s shares of common stock being listed on the Nasdaq Stock Market or another recognized securities exchange or traded on the over-the-counter market. Options to purchase up to 362,584 shares of common stock shall vest immediately with the remaining options vesting in 36 equal installments at the end of each calendar month over a period of three years from the date of grant. The vesting of management options is contingent upon the occurrence of an IPO Transaction. Since options are contingent on the occurrence of a liquidity event which is not probable for the purposes of ASC 718, no compensation cost would be recognized related to options until the occurrence of a liquidity event.

h.	Restricted share units

On July 8, 2023, the Company granted RSUs to certain management and directors. The vesting of the RSUs is contingent upon a transaction that results in the Company’s shares of common stock being listed on the Nasdaq Stock Market or another recognized securities exchange or traded on the over-the-counter market. When vested, the RSUs represent the right to be issued the number shares of common stock that is equal to the number of RSUs granted. Since RSUs are contingent on the occurrence of a liquidity event which is not probable for the purposes of ASC 718, no compensation cost related to RSUs is recognized until the occurrence of a liquidity event.

NOTE 12: BASIC AND DILUTED NET LOSS PER SHARE

Basic net loss per common share is computed by dividing net loss attributable to holders of common stock by the weighted average number of shares of common stock outstanding during the period. Weighted average number of shares of common stock outstanding during the period computation includes shares of common stock to be contractually issued as of the period end date. Diluted net loss per common share is computed by giving effect to all potential dilutive shares of common stock that were outstanding during the period when the effect is dilutive. Potential dilutive shares of common stock consist of shares issuable upon conversion of preferred shares, exercise of stock options, restricted stock units, and warrants. No adjustments have been made to the weighted average outstanding shares of common stock figures for the years ended December 31, 2023 or 2022, as the assumed conversion of preferred shares, exercise of outstanding options, warrants and restricted stock units would be anti-dilutive.

NOTE 13: RELATED PARTY TRANSACTIONS

During the year ended December 31, 2022, $320 of notes payable to directors were converted to 106,612 shares of common stock (Note 7).

As of the year ended December 31, 2023, $175 (2022: $175) of director loans were still outstanding. These notes do not bear any interest and are payable on demand. The remaining related party payables of $nil (2022: $2) relate to services payable to a related party of the Company. These payables do not bear any interest and are payable on demand.

The Company incurred $222 and $420 in officers’ consulting fees recorded in general administration expenses on consolidated statements of operations for the years ended December 31, 2023 and 2022, respectively. At December 31, 2023 and 2022, $106 and $56, respectively remained outstanding and were accrued by the Company, and are included in accrued liabilities in the accompanying balance sheets.

On May 1, 2023, the Company issued 284,964 shares of common stock to a related party as a payment for consulting services provided.

On July 8, 2023, the Company granted options to its employees, officers, directors and consultants to purchase an aggregate of 3,148,288 shares of common stock in the capital of the Company (Note 11.g), 2,776,861 of these options were granted to related parties. No compensation cost is recognized related to options until the occurrence of a liquidity event.

NOTE 14: REVENUE

	December 31
	2023	2022

Type of goods and services
Service	$498	$-
Total	$498	$-

Timing of recognition of revenue
Over time	$498	$-
Total	$498	$-

NOTE 15: RESEARCH AND DEVELOPMENT EXPENSES

	December 31
	2023	2022

Salary and employee benefits	$527	$944
Consultants and subcontractors	99	152
Depreciation and amortization	-	14
Clinical trials	3	60
Expenses - other	112	129
	741	1,299
Less – grants received	-	-
Total	$741	$1,299

NOTE 16: SELLING AND MARKETING EXPENSES

	December 31
	2023	2022

Salary and employee benefits	$611	$432
Professional fees	6	27
Travel	21	51
Other	1	14
Total	$639	$524

NOTE 17: GENERAL AND ADMINISTRATION EXPENSES

	December 31
	2023	2022

Salary and employee benefits	$512	$418
Professional fees	1,252	724
Rent and maintenance	91	233
Travel expenses	56	72
Bad debts	1	(2)
Other	284	97
Total	$2,196	$1,542

NOTE 18: OTHER (INCOME) / EXPENSE

	December 31
	2023	2022

Interest, bank fees and loan fees	$18	$440
Unrealized (gain) loss on foreign exchange	(37)	134
Loss on extinguishment of debt	-	59
Gain on sale of equipment	-	(166)
Other	(457)	(7)
Total	$(476)	$460

In February 2022, the Company sold equipment for $262 resulting in a gain on sale of $166.

On February 24, 2023, the agreement with R.I. Mind Group Ltd. expired in accordance with its terms, and, as of December 31, 2023, there are no amounts owed by the Company to R.I. Mind Group Ltd. As the Company did not carry any activity for the purposes of the agreement, the Company recognized $459 of other income (Note 8).

NOTE 19: INCOME TAX

The total provision for income taxes differs from the amount which would be computed by applying the US income tax rate to loss before income taxes. The reasons for these differences are as follows:

	December 31
	2023	2022
Statutory income tax rate	27.60%	28.51%

Statutory income tax recovery	$(718)	$(1,113)

Increase (decrease) in income taxes
Non-deductible option expenses	135	19
Taxable capital gain on sale of investment and equipment	-	-
Difference in foreign tax rates	30	200
US state tax	1	(1)
Change in valuation allowance	553	895
Income tax expense (recovery)	$1	$-

The Company recognizes deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the carrying amounts and the tax basis of assets and liabilities and certain carry-forward balances.

The primary components of the deferred tax assets and liabilities are as follows, for the periods indicated below:

	December
	2023	2022
	$	$
Deferred tax assets
Non-capital loss carry-forwards from Canada	-	1
Non-capital loss carry-forwards from US	1,418	1,576
Non-capital loss carry-forwards from Israel	15,449	17,479
Stock option	95	17
R&D expenditures	236	424
Reserves and others	127	-
	17,325	19,497

Valuation Allowances for deferred tax assets	(17,325)	(19,497)
Net deferred tax assets	-	-

The net deferred tax assets have been offset by a valuation allowance because it is not more likely than not the Company will realize the benefit of these deferred tax assets. The Company did not recognize any tax benefits as of December 31, 2023 and December 31, 2022.

At December 31, 2023, the Company's Canadian, US, and Israeli non-capital income tax losses, the benefit of which has not been recognized on the consolidated financial statements, expire as follows:

	Canada	US	Israel
2034	$-	$501	$-
2035	-	1,767	-
2036	-	2,872	-
2037	-	-	-
2038	-	-	-
2039	-	-	-
2040	-	-	-
2041	-	-	-
2042	2	-	-
Indefinite	-	1,293	67,170
	$2	$6,433	$67,170

At December 31, 2023, the Company had a cumulative carry-forward pool of Israeli Research and Development expenditures in the amount of $889 (2022: $1,823) which will be amortized within the next three years.

The Company files unconsolidated federal income tax returns domestically and in foreign jurisdictions. The Company has open tax years from 2018 to 2023 with tax jurisdictions including Canada, U.S, and Israel. These open years contain certain matters that could be subject to differing interpretations of applicable tax laws and regulations, as they relate to amount, timing, or inclusion of revenues and expenses.

NOTE 20: REVISION OF PRIOR PERIOD FINANCIAL STATEMENTS

During 2023, management of the Company became aware of certain errors in the recording of expenses within research and development and general and administrative expenses in the consolidated statement of operations and comprehensive loss for the year ended December 31, 2022. Revisions of these amounts are reflected in the following tables.

Revised Consolidated Balance Sheet

	As of December 31, 2022
	As reported	Adjustment	As revised
Accrued liabilities	740	115	855
Total current liabilities	2,246	115	2,361
Total liabilities	2,246	115	2,361
Accumulated deficit	(73,906)	(115)	(74,021)
Total shareholders’ deficit	(2,111)	(115)	(2,226)

Revised Consolidated Statements of Operations and Comprehensive Loss

	For the year ended December 31, 2022
	As reported	Adjustment	As revised
Research and development expenses	1,272	27	1,299
General and administration expenses	1,454	88	1,542
Total operating expenses	3,329	115	3,444
Loss before Income Tax	(3,789)	(115)	(3,904)
Net Loss and Comprehensive Loss	(3,789)	(115)	(3,904)

Revised Consolidated Statement of Cash Flows

	For the year ended December 31, 2022
	As reported	Adjustment	As revised
Net loss	(3,789)	(115)	(3,904)
Change in accrued liabilities	(18)	115	97
Net cash used in operating activities	(2,892)	-	(2,892)

NOTE 21: SUBSEQUENT EVENTS

The subsequent events below are major events or transactions that occurred after the period ended December 31, 2023, but before the issuance of these consolidated financial statements. The below events occurred between January 1, 2024 and May 22, 2024:

On January 12, 2024, the Merger Agreement was amended to update certain terms of the original agreement dated November 15, 2023. The updates include changes to clarify that the effective time of the Merger Agreement shall be prior to or simultaneous with certain transaction to be carried out by WaveDancer, treatment of the Company’s warrants at the effective time and deletion of certain closing obligations.

On February 28, 2024, the Company issued 820,312 units and received aggregate gross proceeds of $1,050. Each unit consisting of one share of Series C Preferred Stock and warrant to purchase one share of common stock, at a combined purchase price of $1.28 per unit. Each warrant entitles the purchasers to acquire one share of common stock at a price of $2.56 per share for a period of three years from the date of issue.